EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-50082 and 333-67688) pertaining to the Bandag, Incorporated Stock Award Plan and in the Registration Statement (Form S-8 No. 333-115369) pertaining to the Bandag, Incorporated Stock Grant and Awards Plan of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of Bandag, Incorporated, Bandag, Incorporated Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bandag, Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Ernst & Young LLP
Chicago, IL
February 28, 2006